                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV
Travelers Reports Excellent Second Quarter and Year-to-Date Results
Second Quarter 2026 Net Income per Diluted Share of $10.26 and Core Income per Diluted Share of $10.04
Second Quarter 2026 Return on Equity of 27.1% and Core Return on Equity of 24.9%
•Second quarter net income of $2.208 billion and core income of $2.160 billion.
•Underlying underwriting income of $1.678 billion pre-tax.
•Improved consolidated combined ratio of 83.6% and underlying combined ratio of 84.1%.
•Catastrophe losses of $518 million pre-tax, compared to $927 million pre-tax in the prior year quarter.
•Net favorable prior year reserve development in all three segments totaled $578 million pre-tax.
•Net written premiums of $11.529 billion.
•Net investment income increased 14% to $883 million after-tax.
•Total capital of $1.577 billion returned to shareholders, including $1.311 billion of share repurchases.

New York, July 17, 2026 — The Travelers Companies, Inc. today reported net income of $2.208 billion, or $10.26 per diluted share, for the quarter ended June 30, 2026, compared to $1.509 billion, or $6.53 per diluted share, in the prior year quarter. Core income in the current quarter was $2.160 billion, or $10.04 per diluted share, compared to $1.504 billion, or $6.51 per diluted share, in the prior year quarter. Core income increased primarily due to lower catastrophe losses, higher net favorable prior year reserve development, higher net investment income and a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses). Net realized investment gains in the current quarter were $60 million pre-tax ($48 million after-tax), compared to $6 million pre-tax ($5 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	Change		2026	2025	Change
Net written premiums	$11,529	$11,543	—%		$21,867	$22,058	(1)%

Total revenues	$12,153	$12,116	—		$24,077	$23,926	1
Net income	$2,208	$1,509	46		$3,919	$1,904	106
per diluted share	$10.26	$6.53	57		$18.01	$8.23	119
Core income	$2,160	$1,504	44		$3,856	$1,947	98
per diluted share	$10.04	$6.51	54		$17.73	$8.42	111
Diluted weighted average shares outstanding	213.6	229.3	(7)		216.0	229.7	(6)
Combined ratio	83.6%	90.3%	(6.7)	pts	86.1%	96.3%	(10.2)	pts
Underlying combined ratio	84.1%	84.7%	(0.6)	pts	84.7%	84.7%	—	pts
Return on equity	27.1%	20.9%	6.2	pts	24.1%	13.4%	10.7	pts
Core return on equity	24.9%	18.8%	6.1	pts	22.3%	12.3%	10.0	pts

	As of			Change From
	June 30, 2026	December 31, 2025	June 30, 2025	December 31, 2025	June 30, 2025
Book value per share	$158.81	$151.21	$131.11	5%	21%
Adjusted book value per share	168.20	158.01	144.57	6%	16%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report excellent second quarter results with very strong underwriting performance across all three segments and a terrific result from our investment portfolio,” said Alan Schnitzer, Chairman and Chief Executive Officer. “Core income for the quarter was $2.2 billion, or $10.04 per diluted share. Core return on equity for the quarter was 24.9%, bringing core return on equity over the last four quarters to 24.2%. Second quarter underwriting income of $1.7 billion pre-tax benefited from continued strong levels of underlying underwriting income and net favorable prior year development. Reported and underlying profitability were both excellent. The combined ratio improved to 83.6%, and the underlying combined ratio improved to 84.1% driven by a lower underlying loss ratio. Our high-quality investment portfolio generated after-tax net investment income of $883 million, an increase of 14%. These results, along with our exceptionally strong balance sheet, enabled us to return more than $1.5 billion of excess capital to our shareholders during the quarter, including $1.3 billion of share repurchases.
“Through disciplined marketplace execution across all three segments, we generated net written premiums in the quarter of $11.5 billion. In Business Insurance, we grew net written premiums to $6.0 billion, 5% higher than the prior year quarter adjusting for the sale of our Canadian business. We grew our leading Middle Market business by 7% and small commercial Select business by 4%. Renewal premium change in the segment was 4.8%, with stable renewal premium change of 6.1% in our core Middle Market business and higher renewal premium change of 9.4% in our small commercial Select business. Retention remained very strong at 86%, and new business was a record $805 million, up 8% over the prior year quarter. In Bond & Specialty Insurance, we grew net written premiums by 14% to $1.2 billion. In our high-quality Management Liability business renewal premium change remained steady while retention improved to an excellent 88%. New business in the segment was up 8% over the prior year quarter. In our leading Surety business, we grew net written premiums by 40%, reflecting success with large projects and continued strong production across the portfolio. In Personal Insurance, we generated net written premiums of $4.3 billion, with solid retention in both Auto and Homeowners and higher new business in our Homeowners business.
“The strong results we have delivered in the first half of the year reflect durable underlying fundamentals, the discipline with which we manage our balance sheet and the successful execution of our winning strategy. The scale of our earnings and cash flow enable us to invest in differentiating technology, including AI, at a level that sets us apart, further strengthening the competitive advantages that power those results. Operating from this position of strength, we remain highly confident in the outlook for Travelers.”

Consolidated Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2026		2025		Change		2026		2025		Change
Underwriting gain:	$1,738		$1,022		$716		$2,911		$717		$2,194
Underwriting gain includes:
Net favorable prior year reserve development	578		315		263		991		693		298
Catastrophes, net of reinsurance	(518)		(927)		409		(1,279)		(3,193)		1,914
Net investment income	1,070		942		128		2,078		1,872		206
Other income (expense), including interest expense	(101)		(89)		(12)		(212)		(185)		(27)
Core income before income taxes	2,707		1,875		832		4,777		2,404		2,373
Income tax expense	547		371		176		921		457		464
Core income	2,160		1,504		656		3,856		1,947		1,909
Net realized investment gains (losses) after income taxes	48		5		43		63		(43)		106
Net income	$2,208		$1,509		$699		$3,919		$1,904		$2,015

Combined ratio	83.6%		90.3%		(6.7)	pts	86.1%		96.3%		(10.2)	pts
Impact on combined ratio
Net favorable prior year reserve development	(5.4)	pts	(2.9)	pts	(2.5)	pts	(4.6)	pts	(3.2)	pts	(1.4)	pts
Catastrophes, net of reinsurance	4.9	pts	8.5	pts	(3.6)	pts	6.0	pts	14.8	pts	(8.8)	pts
Underlying combined ratio	84.1%		84.7%		(0.6)	pts	84.7%		84.7%		—	pts

Net written premiums
Business Insurance	$5,984		$5,792		3%		$11,770		$11,490		2%
Bond & Specialty Insurance	1,237		1,085		14		2,303		2,084		11
Personal Insurance	4,308		4,666		(8)		7,794		8,484		(8)
Total	$11,529		$11,543		—%		$21,867		$22,058		(1)%
Second Quarter 2026 Results
(All comparisons vs. second quarter 2025, unless noted otherwise)
Net income of $2.208 billion increased $699 million, driven by higher core income and higher net realized investment gains. Core income of $2.160 billion increased $656 million, primarily due to lower catastrophe losses, higher net favorable prior year reserve development, higher net investment income and a higher underlying underwriting gain. Net realized investment gains were $60 million pre-tax ($48 million after-tax), compared to $6 million pre-tax ($5 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 83.6% improved 6.7 points due to lower catastrophe losses (3.6 points), higher net favorable prior year reserve development (2.5 points) and an improvement in the underlying combined ratio (0.6 points).
•The underlying combined ratio improved 0.6 points to an excellent 84.1%. See below for further details by segment.
•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.
•Catastrophe losses primarily resulted from severe wind and hail storms in multiple states.

Net investment income of $1.070 billion pre-tax ($883 million after-tax) increased 14%, driven by the long-term fixed income investment portfolio which benefited from a higher yield and growth in average invested assets.

Net written premiums of $11.529 billion were comparable with the prior year quarter. Net written premiums in the prior year quarter included $273 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums increased 2% over the prior year quarter. See below for further details by segment.

Year-to-Date 2026 Results
(All comparisons vs. year-to-date 2025, unless noted otherwise)

Net income of $3.919 billion increased $2.015 billion, driven by higher core income and net realized investment gains compared to net realized investment losses in the prior year period. Core income of $3.856 billion increased $1.909 billion, primarily due to lower catastrophe losses, higher net favorable prior year reserve development, higher net investment income and a higher underlying underwriting gain. Net realized investment gains were $109 million pre-tax ($63 million after-tax), compared to net realized investment losses of $55 million pre-tax ($43 million after-tax) in the prior year period.

Combined ratio:

•The combined ratio of 86.1% improved 10.2 points due to lower catastrophe losses (8.8 points) and higher net favorable prior year reserve development (1.4 points).

•The underlying combined ratio of 84.7% was comparable with the prior year period. See below for further details by segment.

•The underwriting expense ratio increased 0.6 points to 29.0%. The Company expects the full year 2026 expense ratio to be approximately 28.5%.

•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.

•Catastrophe losses included the second quarter events described above, as well as severe wind and hail storms and winter storms in multiple states in the first three months of 2026.
Net investment income of $2.078 billion pre-tax ($1.716 billion after-tax) increased 11% driven by the same factors described above for the second quarter of 2026.

Net written premiums of $21.867 billion decreased 1%. Net written premiums in the prior year period included $496 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums increased 1% over the prior year period. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $33.121 billion increased 1% over year-end 2025, primarily due to net income of $3.919 billion, partially offset by common share repurchases, dividends to shareholders and higher net unrealized investment losses. Net unrealized investment losses included in shareholders’ equity were $2.478 billion pre-tax ($1.960 billion after-tax), compared to $1.862 billion pre-tax ($1.478 billion after-tax) at year-end 2025. The increase in net unrealized investment losses was driven by higher interest rates. Book value per share of $158.81 increased 5% over year-end 2025. Adjusted book value per share of $168.20, which excludes net unrealized investment losses, increased 6% over year-end 2025.

The Company repurchased 4.3 million shares of its common stock during the second quarter at an average price of $304.06 per share for a total cost of $1.311 billion. At June 30, 2026, the Company had $3.915 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $31.433 billion, and the ratio of debt-to-capital was 21.5%. The ratio of debt-to-capital excluding after-tax net unrealized investment losses included in shareholders’ equity was 20.5%, within the Company’s target range of 15% to 25%.

The Board of Directors declared a regular quarterly dividend of $1.25 per share. The dividend is payable September 30, 2026 to shareholders of record at the close of business on September 10, 2026.

Business Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2026		2025		Change		2026		2025		Change
Underwriting gain:	$728		$346		$382		$1,058		$541		$517
Underwriting gain includes:
Net favorable prior year reserve development	319		79		240		481		153		328
Catastrophes, net of reinsurance	(238)		(368)		130		(617)		(877)		260
Net investment income	762		662		100		1,470		1,318		152
Other income (expense)	8		2		6		5		(7)		12
Segment income before income taxes	1,498		1,010		488		2,533		1,852		681
Income tax expense	300		197		103		496		356		140
Segment income	$1,198		$813		$385		$2,037		$1,496		$541

Combined ratio	86.8%		93.6%		(6.8)	pts	90.2%		94.9%		(4.7)	pts
Impact on combined ratio
Net favorable prior year reserve development	(5.7)	pts	(1.4)	pts	(4.3)	pts	(4.4)	pts	(1.4)	pts	(3.0)	pts
Catastrophes, net of reinsurance	4.3	pts	6.7	pts	(2.4)	pts	5.6	pts	8.0	pts	(2.4)	pts
Underlying combined ratio	88.2%		88.3%		(0.1)	pts	89.0%		88.3%		0.7	pts

Net written premiums by market
Domestic
Select Accounts	$1,040		$1,004		4%		$2,046		$1,980		3%
Middle Market	3,235		3,034		7		6,564		6,200		6
National Accounts	344		329		5		687		641		7
National Property and Other	866		885		(2)		1,557		1,605		(3)
Total Domestic	5,485		5,252		4		10,854		10,426		4
International	499		540		(8)		916		1,064		(14)
Total	$5,984		$5,792		3%		$11,770		$11,490		2%

Second Quarter 2026 Results
(All comparisons vs. second quarter 2025, unless noted otherwise)

Segment income for Business Insurance was $1.198 billion after-tax, an increase of $385 million. Segment income increased primarily due to higher net favorable prior year reserve development, lower catastrophe losses and higher net investment income.

Combined ratio:

•The combined ratio of 86.8% improved 6.8 points due to higher net favorable prior year reserve development (4.3 points), lower catastrophe losses (2.4 points) and an improvement in the underlying combined ratio (0.1 points).
•The underlying combined ratio was an excellent 88.2%.
•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers’ compensation product line for multiple accident years and in the commercial property product line for recent accident years.
Net written premiums of $5.984 billion increased 3%. Net written premiums in the prior year quarter included $79 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums grew 5%.

Year-to-Date 2026 Results
(All comparisons vs. year-to-date 2025, unless noted otherwise)

Segment income for Business Insurance was $2.037 billion after-tax, an increase of $541 million. Segment income increased primarily due to higher net favorable prior year reserve development, lower catastrophe losses and higher net investment income, partially offset by a lower underlying underwriting gain.

Combined ratio:

•The combined ratio of 90.2% improved 4.7 points due to higher net favorable prior year reserve development (3.0 points) and lower catastrophe losses (2.4 points), partially offset by a higher underlying combined ratio (0.7 points).
•The underlying combined ratio was an excellent 89.0%.
•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers’ compensation and commercial property product lines for multiple accident years.
Net written premiums of $11.770 billion increased 2%. Net written premiums in the prior year period included $146 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums grew 4%.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2026		2025		Change		2026		2025		Change
Underwriting gain:	$178		$196		$(18)		$344		$366		$(22)
Underwriting gain includes:
Net favorable prior year reserve development	75		81		(6)		140		148		(8)
Catastrophes, net of reinsurance	(4)		(5)		1		(12)		(24)		12
Net investment income	113		107		6		226		209		17
Other income	4		3		1		7		8		(1)
Segment income before income taxes	295		306		(11)		577		583		(6)
Income tax expense	61		62		(1)		89		119		(30)
Segment income	$234		$244		$(10)		$488		$464		$24

Combined ratio	82.8%		80.3%		2.5	pts	83.0%		81.4%		1.6	pts
Impact on combined ratio
Net favorable prior year reserve development	(7.2)	pts	(8.0)	pts	0.8	pts	(6.8)	pts	(7.3)	pts	0.5	pts
Catastrophes, net of reinsurance	0.4	pts	0.5	pts	(0.1)	pts	0.6	pts	1.2	pts	(0.6)	pts
Underlying combined ratio	89.6%		87.8%		1.8	pts	89.2%		87.5%		1.7	pts

Net written premiums
Domestic
Management Liability	$611		$589		4%		$1,183		$1,142		4%
Surety	480		342		40		861		675		28
Total Domestic	1,091		931		17		2,044		1,817		12
International	146		154		(5)		259		267		(3)
Total	$1,237		$1,085		14%		$2,303		$2,084		11%

Second Quarter 2026 Results
(All comparisons vs. second quarter 2025, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $234 million after-tax, a decrease of $10 million. Segment income decreased primarily due to a lower underlying underwriting gain and lower net favorable prior year reserve development, partially offset by higher net investment income.
Combined ratio:

•The combined ratio of 82.8% increased 2.5 points due to a higher underlying combined ratio (1.8 points) and lower net favorable prior year reserve development (0.8 points), partially offset by lower catastrophe losses (0.1 points).

•The underlying combined ratio was very strong at 89.6%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the general liability product line for management liability coverages for multiple accident years and in the fidelity and surety product line for recent accident years.

Net written premiums of $1.237 billion increased 14%. Net written premiums in the prior year quarter included $16 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums grew 16%.

Year-to-Date 2026 Results
(All comparisons vs. year-to-date 2025, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $488 million after-tax, an increase of $24 million. Segment income increased primarily due to higher net investment income, lower catastrophe losses and a higher underlying underwriting gain, partially offset by lower net favorable prior year reserve development. The underlying underwriting gain benefited from a non-recurring tax item.

Combined ratio:

•The combined ratio of 83.0% increased 1.6 points due to a higher underlying combined ratio (1.7 points) and lower net favorable prior year reserve development (0.5 points), partially offset by lower catastrophe losses (0.6 points).

•The underlying combined ratio was very strong at 89.2%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the fidelity and surety product line for recent accident years and in the general liability product line for management liability coverages for multiple accident years.

Net written premiums of $2.303 billion increased 11%. Net written premiums in the prior year period included $26 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums grew 12%.

Personal Insurance Segment Financial Results

	Three Months Ended June 30,						Six Months Ended June 30,
($ in millions and pre-tax, unless noted otherwise)	2026		2025		Change		2026		2025		Change
Underwriting gain (loss):	$832		$480		$352		$1,509		$(190)		$1,699
Underwriting gain (loss) includes:
Net favorable prior year reserve development	184		155		29		370		392		(22)
Catastrophes, net of reinsurance	(276)		(554)		278		(650)		(2,292)		1,642
Net investment income	195		173		22		382		345		37
Other income	13		17		(4)		31		35		(4)
Segment income before income taxes	1,040		670		370		1,922		190		1,732
Income tax expense	213		136		77		391		30		361
Segment income	$827		$534		$293		$1,531		$160		$1,371

Combined ratio	79.5%		88.4%		(8.9)	pts	81.2%		101.7%		(20.5)	pts
Impact on combined ratio
Net favorable prior year reserve development	(4.5)	pts	(3.6)	pts	(0.9)	pts	(4.5)	pts	(4.5)	pts	—	pts
Catastrophes, net of reinsurance	6.7	pts	12.7	pts	(6.0)	pts	7.9	pts	26.6	pts	(18.7)	pts
Underlying combined ratio	77.3%		79.3%		(2.0)	pts	77.8%		79.6%		(1.8)	pts

Net written premiums
Domestic
Automobile	$1,858		$1,968		(6)%		$3,614		$3,827		(6)%
Homeowners and Other	2,450		2,520		(3)		4,180		4,333		(4)
Total Domestic	4,308		4,488		(4)		7,794		8,160		(4)
International	—		178		(100)		—		324		(100)
Total	$4,308		$4,666		(8)%		$7,794		$8,484		(8)%

Second Quarter 2026 Results
(All comparisons vs. second quarter 2025, unless noted otherwise)

Segment income for Personal Insurance was $827 million after-tax, an increase of $293 million. Segment income increased primarily due to lower catastrophe losses, a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income.

Combined ratio:

•The combined ratio of 79.5% improved 8.9 points due to lower catastrophe losses (6.0 points), an improvement in the underlying combined ratio (2.0 points) and higher net favorable prior year reserve development (0.9 points).

•The underlying combined ratio of 77.3% improved 2.0 points, primarily reflecting improvement in Automobile.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in both the Homeowners and Other and Automobile product lines for recent accident years.

Net written premiums of $4.308 billion decreased 8%. Net written premiums in the prior year quarter included $178 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums decreased 4%.

Year-to-Date 2026 Results
(All comparisons vs. year-to-date 2025, unless noted otherwise)
Segment income for Personal Insurance was $1.531 billion after-tax, an increase of $1.371 billion. Segment income increased primarily due to lower catastrophe losses, a higher underlying underwriting gain and higher net investment income, partially offset by lower net favorable prior year reserve development.

Combined ratio:

•The combined ratio of 81.2% improved 20.5 points due to lower catastrophe losses (18.7 points) and an improvement in the underlying combined ratio (1.8 points).

•The underlying combined ratio of 77.8% improved 1.8 points, reflecting improvement in both Automobile and Homeowners and Other.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in both the Automobile and Homeowners and Other product lines for recent accident years.

Net written premiums of $7.794 billion decreased 8%. Net written premiums in the prior year period included $324 million related to the Canadian operations divested by the Company in the first quarter of 2026. Excluding the impact of the sale, net written premiums decreased 4%.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9:00 a.m. Eastern (8:00 a.m. Central) on Friday, July 17, 2026. Investors can access the call via webcast at investor.travelers.com and by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for seven days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.
About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 34,000 employees and generated revenues of approximately $49 billion in 2025. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and X, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at x.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and/or specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services in the United States covering individuals’ personal risks. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
 * * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “ensures,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s reserves, including asbestos;
•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates, tariffs and inflation;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve growth, profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;
•the Company’s cybersecurity policies and practices;
•new product offerings;
•the impact of developments in the tort environment; and
•the impact of developments in the geopolitical environment, including the war with Iran.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks
•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, the estimated level of claims and claim adjustment expense reserves may increase, or increases in loss costs may not be offset with sufficient price increases, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation and the impact of tariffs;
•the Company’s continued exposure to asbestos claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks
•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;

•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks
•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change, including with respect to artificial intelligence, and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or pursue acquisitions or dispositions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products;
•the Company is subject to additional risks associated with its business outside the United States; and
•future pandemics.

Technology and Intellectual Property Risks
•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions, including the war with Iran) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks
•changes in regulation, including changes in tax laws; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining appropriate capital levels for the Company’s business operations, changes in the levels of written premiums, funding of the Company’s qualified pension plan, regulatory capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on April 16, 2026, and in our most recent annual report on Form 10-K filed with the SEC on February 12, 2026, in each case as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
($ in millions, after-tax)	2026	2025	2026	2025	2026	2025
Net income	$2,208	$1,509	$3,919	$1,904	$8,303	$5,246
Adjustments:
Net realized investment (gains) losses	(48)	(5)	(63)	43	(69)	45
Core income	$2,160	$1,504	$3,856	$1,947	$8,234	$5,291

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, pre-tax)	2026	2025	2026	2025
Net income	$2,767	$1,881	$4,886	$2,349
Adjustments:
Net realized investment (gains) losses	(60)	(6)	(109)	55
Core income	$2,707	$1,875	$4,777	$2,404

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2025	2024	2023	2022	2021	2005 - 2020
Net income	$6,288	$4,999	$2,991	$2,842	$3,662	$2,988
Less: Loss from discontinued operations	—	—	—	—	—	(27)
Income from continuing operations	6,288	4,999	2,991	2,842	3,662	3,015
Adjustments:
Net realized investment (gains) losses	37	26	81	156	(132)	(42)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	—	(8)	8
Core income	6,325	5,025	3,072	2,998	3,522	2,981
Less: Preferred dividends	—	—	—	—	—	1
Core income, less preferred dividends	$6,325	$5,025	$3,072	$2,998	$3,522	$2,980
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Diluted income per share
Net income	$10.26	$6.53	$18.01	$8.23
Adjustments:
Net realized investment (gains) losses, after-tax	(0.22)	(0.02)	(0.28)	0.19
Core income	$10.04	$6.51	$17.73	$8.42
Reconciliation of Segment Income to Total Core Income

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2026	2025	2026	2025
Business Insurance	$1,198	$813	$2,037	$1,496
Bond & Specialty Insurance	234	244	488	464
Personal Insurance	827	534	1,531	160
Total segment income	2,259	1,591	4,056	2,120
Interest Expense and Other	(99)	(87)	(200)	(173)
Total core income	$2,160	$1,504	$3,856	$1,947
RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of June 30,
($ in millions)	2026	2025
Shareholders’ equity	$33,121	$29,518
Adjustments:
Net unrealized investment losses, net of tax, included in shareholders’ equity	1,960	3,031
Net realized investment (gains) losses, net of tax	(63)	43
Adjusted shareholders’ equity	$35,018	$32,592

	As of December 31,					Average Annual
($ in millions)	2025	2024	2023	2022	2021	2005 - 2020
Shareholders’ equity	$32,894	$27,864	$24,921	$21,560	$28,887	$25,023
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	1,478	3,640	3,129	4,898	(2,415)	(1,473)
Net realized investment (gains) losses, net of tax	37	26	81	156	(132)	(42)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	—	(8)	18
Preferred stock	—	—	—	—	—	(39)
Loss from discontinued operations	—	—	—	—	—	27
Adjusted shareholders’ equity	$34,409	$31,530	$28,131	$26,614	$26,332	$23,514
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.
Calculation of Return on Equity and Core Return on Equity

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
($ in millions, after-tax)	2026	2025	2026	2025	2026	2025
Annualized net income	$8,833	$6,036	$7,838	$3,808	$8,303	$5,246
Average shareholders’ equity	32,553	28,854	32,497	28,441	31,952	27,735
Return on equity	27.1%	20.9%	24.1%	13.4%	26.0%	18.9%
Annualized core income	$8,640	$6,015	$7,713	$3,894	$8,234	$5,291
Adjusted average shareholders’ equity	34,698	32,016	34,529	31,769	34,024	30,879
Core return on equity	24.9%	18.8%	22.3%	12.3%	24.2%	17.1%

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2025	2024	2023	2022	2021	2005 - 2020
Net income, less preferred dividends	$6,288	$4,999	$2,991	$2,842	$3,662	$2,987
Average shareholders’ equity	29,924	25,993	22,031	23,384	28,735	24,830
Return on equity	21.0%	19.2%	13.6%	12.2%	12.7%	12.0%
Core income, less preferred dividends	$6,325	$5,025	$3,072	$2,998	$3,522	$2,980
Adjusted average shareholders’ equity	32,643	29,295	26,772	26,588	25,718	23,421
Core return on equity	19.4%	17.2%	11.5%	11.3%	13.7%	12.7%
RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated, or reasonably expected by the Company to be designated, a catastrophe by one or more industry recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally or unintentionally destructive acts, including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is reached and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2026 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax, except as noted)	2026	2025	2026	2025
Net income	$2,208	$1,509	$3,919	$1,904
Net realized investment (gains) losses	(48)	(5)	(63)	43
Core income	2,160	1,504	3,856	1,947
Net investment income	(883)	(774)	(1,716)	(1,537)
Other (income) expense, including interest expense	88	78	180	159
Underwriting income	1,365	808	2,320	569
Income tax expense (benefit) on underwriting results	373	214	591	148
Pre-tax underwriting income	1,738	1,022	2,911	717
Pre-tax impact of net favorable prior year reserve development	(578)	(315)	(991)	(693)
Pre-tax impact of catastrophes	518	927	1,279	3,193
Pre-tax underlying underwriting income	$1,678	$1,634	$3,199	$3,217
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, after-tax)	2026	2025	2026	2025
Net income	$2,208	$1,509	$3,919	$1,904
Net realized investment (gains) losses	(48)	(5)	(63)	43
Core income	2,160	1,504	3,856	1,947
Net investment income	(883)	(774)	(1,716)	(1,537)
Other (income) expense, including interest expense	88	78	180	159
Underwriting income	1,365	808	2,320	569
Impact of net favorable prior year reserve development	(456)	(249)	(781)	(546)
Impact of catastrophes	410	732	1,011	2,522
Underlying underwriting income	$1,319	$1,291	$2,550	$2,545

	Twelve Months Ended December 31,
($ in millions, after-tax)	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016
Net income	$6,288	$4,999	$2,991	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014
Net realized investment (gains) losses	37	26	81	156	(132)	(11)	(85)	(93)	(142)	(47)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	—	(8)	—	—	—	129	—
Core income	6,325	5,025	3,072	2,998	3,522	2,686	2,537	2,430	2,043	2,967
Net investment income	(3,254)	(2,952)	(2,436)	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)
Other (income) expense, including interest expense	326	308	337	277	235	232	214	248	179	78
Underwriting income	3,397	2,381	973	1,105	1,216	1,010	654	576	350	1,199
Impact of net (favorable) unfavorable prior year reserve development	(815)	(559)	(113)	(512)	(424)	(276)	47	(409)	(378)	(510)
Impact of catastrophes	2,915	2,632	2,361	1,480	1,459	1,274	699	1,355	1,267	576
Underlying underwriting income	$5,497	$4,454	$3,221	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)
COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.
For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income and billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, pre-tax)	2026	2025	2026	2025
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$5,922	$6,789	$12,304	$14,795
Less:
Policyholder dividends	8	10	20	23
Allocated fee income	49	45	97	90
Loss ratio numerator	$5,865	$6,734	$12,187	$14,682
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,786	$1,802	$3,552	$3,580
General and administrative expenses (G&A)	1,565	1,545	3,106	3,004
Less:
Non-insurance G&A	132	113	268	222
Allocated fee income	77	79	150	153
Billing and policy fees and other	22	29	47	57
Expense ratio numerator	$3,120	$3,126	$6,193	$6,152
Earned premium	$10,753	$10,921	$21,358	$21,631
Combined ratio (1)
Loss and loss adjustment expense ratio	54.6%	61.7%	57.1%	67.9%
Underwriting expense ratio	29.0%	28.6%	29.0%	28.4%
Combined ratio	83.6%	90.3%	86.1%	96.3%
Impact on combined ratio:
Net favorable prior year reserve development	(5.4)%	(2.9)%	(4.6)%	(3.2)%
Catastrophes, net of reinsurance	4.9%	8.5%	6.0%	14.8%
Underlying combined ratio	84.1%	84.7%	84.7%	84.7%
(1) For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly, are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	June 30, 2026	December 31, 2025	June 30, 2025
Shareholders’ equity	$33,121	$32,894	$29,518
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(1,960)	(1,478)	(3,031)
Common shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	35,081	34,372	32,549
Less:
Goodwill (includes $208 million of goodwill classified as held for sale as of December 31, 2025)	4,060	4,274	4,283
Other intangible assets (includes $1 million of other intangible assets classified as held for sale as of December 31, 2025)	325	337	348
Impact of deferred tax on other intangible assets	(48)	(93)	(93)
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$30,744	$29,854	$28,011
Common shares outstanding	208.6	217.5	225.1
Book value per share	$158.81	$151.21	$131.11
Adjusted book value per share	168.20	158.01	144.57
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	147.41	137.24	124.42

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	June 30, 2026	December 31, 2025
Debt	$9,068	$9,267
Shareholders’ equity	33,121	32,894
Total capitalization	42,189	42,161
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(1,960)	(1,478)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$44,149	$43,639
Debt-to-capital ratio	21.5%	22.0%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	20.5%	21.2%
RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of June 30,
($ in millions)	2026	2025
Invested assets	$103,179	$98,065
Less: Net unrealized investment losses, pre-tax	(2,478)	(3,831)
Invested assets excluding net unrealized investment losses	$105,657	$101,896

	As of December 31,
($ in millions)	2025	2024	2023	2022	2021	2020	2019	2018	2017	2016
Invested assets (1)	$104,529	$94,223	$88,810	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488
Less: Net unrealized investment gains (losses), pre-tax	(1,862)	(4,609)	(3,970)	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112
Invested assets excluding net unrealized investment gains (losses)	$106,391	$98,832	$92,780	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376
(1)  Includes $3,347 million of invested assets classified as held for sale as of December 31, 2025.

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 12, 2026, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825